EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sonus Pharmaceuticals, Inc. 2007 Performance Incentive Plan and 401(k) Profit Sharing Plan and Trust of our reports dated March 13, 2007, with respect to the financial statements of Sonus Pharmaceuticals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Sonus Pharmaceuticals, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sonus Pharmaceuticals, Inc., filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

Seattle, Washington
July 11, 2007